EXHIBIT 4.5
Amendment No. 2 to Stock Transfer Agreement

Parties

Golden Group Corporation (Shenzhen) Limited
Jianguo Jiang

The parties hereby amend the stock purchase agreement (the “Original Agreement”), dated as of October 25, 2005, as follows:

1. Golden and Jianguo Jiang hereby revoke Jianguo Jiang’s rights to 100,000 incentive shares of Apex.

2. Golden hereby agrees to grant options to Jianguo Jiang instead. The details of this arrangement will be determined after Golden consults with its U.S. lawyers and accountants.

3. This amendment supersedes the Original Agreement if the above provisions are in conflict with the Original Agreement.

Golden Group Corporation (Shenzhen) Limited
Date: May 25, 2006
/s/ Guoshen Tu

Jianguo Jiang
Date: May 25, 2006
/s/ Jianguo Jiang